MGT Capital Provides Update of Cryptocurrency Operations

Committed to Exceed 60 PetaHash in First Quarter 2018

DURHAM, NC, October 16, 2017 /PRNewswire/ — MGT Capital Investments, Inc. (OTCQB: MGTI) today issued a press release intended to provide stockholders and the investment community with clear metrics regarding the present status of its cryptocurrency business. While the Company believes that all calculations and figures in this release are accurate, there can be no assurance, for example, that the historical correlation of difficulty rates and Bitcoin prices will hold in the future, nor can MGT assure that there will be no unforeseen issues in deploying its mining rigs.

“We have been running at breakneck speed to achieve a substantial expansion of our Bitcoin mining footprint, and it’s time for a comprehensive summary,” stated Stephen Schaeffer, President of the Company’s Crypto-Capital Strategies business unit.

Following shipment and setup, and in conjunction with the Company’s current rigs in operation and on firm order, MGT’s Bitcoin mining operations are expected to generate over $2.0 million in monthly revenue, assuming recent pricing and difficulty rates. Factoring in management fees, profit sharing, electricity, hosting and other direct operating costs, EBITDA from the Company’s Bitcoin mining operations is projected at $1.1 million per month. The Company expects all rigs announced to date to be operating during the first quarter of 2018.

Upon full deployment, the total number of mining machines will consist of approximately 4,700 Bitmain Technologies S9 Antimer rigs, generating potential hash power in excess of 60 Ph/s, solidifying MGT’s claim of being the largest Bitcoin miner in the U.S. Projected annualized revenue of $25 million and EBITDA of $13 million will far exceed ongoing corporate capital requirements. All mining machines referred to in this press release are fully paid, with the exception of $4.6 million in total debt, all in the form of secured notes convertible into MGT common stock. No further capital is required from MGT or third-party investors in order to receive delivery from firm purchase orders with Bitmain. The Company has also acquired 60 graphics processor-based mining computers to mine Ethereum and Ethereum Classic.

Mr. Schaeffer continued, “The effort required to reach our current level is not trivial. The ability to scale our operations requires coordinating the procurement of supply-constrained rigs, massive power requirements, substantial monitoring and controls, and the like. This success is far from a plug and play endeavor. We are very proud of the diligence of the entire MGT team.”

The price and resiliency of Bitcoin, along with the growing recognition of MGT’s expertise, now puts the Company in the enviable position of being very selective in choosing partners to help it grow. Last week’s announcement of agreements to fund hardware costs illustrates this favorable dynamic. The agreements provide for third party investors to fund the entire upfront costs of mining rigs and power, in return for fifty percent of the net profits. In addition to its fifty percent share of net profits, MGT receives ten percent of gross revenues as a management fee. Investors also received about 350,000 shares of restricted MGT common stock and 350,000 warrants to acquire stock at an exercise price of $2.00 per share.

Concluded Mr. Schaeffer, “The newly announced vertical of rig management, combined with the expected abundant free cash flow, positions the Company for even greater growth during 2018.”

About MGT Capital Investments, Inc.

With facilities in WA state, MGT Capital Investments, Inc. (OTCQB: MGTI) ranks as one of the largest U.S. based Bitcoin miners. Further, the Company continues to focus on an expansion model to grow its crypto assets materially.

The Company is also developing a portfolio of cyber security technologies, with industry pioneer John McAfee as its visionary leader, creating advanced protection technologies for mobile and personal tech devices, as well as corporate networks. The Company’s first product, Sentinel, an enterprise class network intrusion detector was released in October 2017. The Company also has entered into a joint venture with Nordic IT to develop and market a mobile phone with extensive privacy and anti-hacking features. The Privacy Phone has a tentative release date of February 2018.

For more information on the Company, please visit: http://www.mgtci.com

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contact

Grace Livingston

glivingston@mgtci.com

919.973.0954